Exhibit 10.4

The Beneficient Company Group, L.P.
Participating Option to Acquire Common Units

This Participating Option Agreement (the “Participating Option”) sets out the terms and conditions applicable to the option to acquire Common Units (as defined in the Amended and Restated Limited Partnership Agreement of The Beneficient Company Group, L.P. (the “BEN LPA”), dated as of September 1, 2017) (the “Options”) granted by The Beneficient Company Group, L.P. (the “Optionor”), a Delaware limited partnership, to GWG Holdings, Inc., a Delaware corporation (the “Optionee”). This Participating Option, which includes the attached addendum (the “Addendum”) and Confirmation (the “Confirmation”), as may be amended from time to time (collectively, the “Agreement”) shall come into effect as of December 27, 2018. The terms defined in the Definitions set forth in the Addendum will have the meanings given there for the purpose of this Agreement.

Section 1. Representations and Undertakings

Section 1.1 Each party represents and warrants to the other, with respect to this Agreement and each Option as follows:

(a) it is duly organized and validly existing under the laws of the jurisdiction of its organization;

(b) it has the power to execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all action necessary to authorize such execution and delivery and performance;

(c) this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms (subject to applicable insolvency or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application);

(d) it is entering into this Agreement for its own account as principal, and no other person has a direct or indirect beneficial interest in any Option acquired by it hereunder (for the avoidance of doubt, ownership of the equity interests in a person shall not constitute a direct or indirect beneficial interest in the assets and liabilities of such person for purposes of this representation);

(e) the other party is not acting as a fiduciary, financial or investment advisor for it;

(f) it is not relying upon any representations (whether written or oral) of the other party other than the representations expressly set forth in this Agreement;

(g) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party; and

(h) no event has occurred or circumstance arisen which constitutes an Event of Default in respect of it.

Section 1.2 Optionee understands and agrees that Optionor is not, and will not be, obligated under any circumstances to repurchase any Option. Optionor may, at its discretion and with the consent of the Optionee, offer to repurchase the Option at any time before the Expiration Date. Optionor understands and agrees that Optionee is not, and will not be, obligated under any circumstances to agree to resell the Option pursuant to any such offer to repurchase.

Section 1.3 Private Placement Representations.

(a) Optionee understands that the offer and sale of the Option by the Optionor is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) of the Securities Act and the provisions of Regulation D thereunder, and in furtherance thereof, Optionee represents and warrants to and agrees with the Optionor that (i) it has the financial ability to bear the economic risk of its investment, including the entire loss of its investment, and has adequate means for providing its current needs and personal or other contingencies, (ii) it qualifies as an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase the Option for investment and not with a view to the distribution or resale thereof and (iv) the disposition of the Option is restricted under this Agreement, the Securities Act and state securities laws.

(b) Optionee represents and warrants that (i) it is fully familiar with the purposes, techniques and uses of options, (ii) it understands and is prepared to accept the degree of risk involved in their use; and (iii) it has determined that the Option is a suitable investment for it.

(c) Optionee has been given the opportunity to ask questions of, and receive answers from, Optionor concerning the terms and conditions of the Option and has been given the opportunity to obtain such additional information necessary in order for the Optionee to evaluate the merits and risks of a purchase of the Option to the extent Optionor possess such information or can acquire it without unreasonable effort or expense.

Section 1.4. Optionor represents and warrants that as of May 31, 2018, the notional amount of the NPC-A Prime Unit Accounts was $75,127,863 and that as of the Trade Date the notional amount of the NPC-A Prime Unit Accounts is $57,218,703.43 and that Exhibit A to this Agreement sets forth a true and accurate summary of all changes to the notional amount from May 31, 2018 through the Trade Date.

Section 1.5. Optionor represents and warrants that there have been no amendments to its Amended and Restated Limited Partnership Agreement dated as of September 1, 2017 other than the Amendment to Amended and Restated Agreement of Limited Partnership dated as of September 1, 2017, a copy of which has been provided to Optionee.

Section 1.6 Each representation and warranty made by each party under this Section 1 shall for the term hereof be deemed to be a continuing representation and warranty of such party.

Section 2. Deliveries

Section 2.1 All deliveries to be made under this Agreement shall be made on the relevant due date for value in accordance with market practice (or if none, in immediately available or same day freely convertible funds), to the applicable account set forth in the Confirmation.

Section 2.2 [Reserved]

Section 2.3 Each delivery shall be made subject to any tax deduction or withholding required by law.

Section 2.4 Each obligation of a party in respect of the Option to make a payment or deliver Common Units is subject to the condition precedent that no Event of Default or event that, with the lapse of time or the giving of notice or both, would become an Event of Default by the other party, has occurred and is continuing.

Section 3. Recapitalization of BCH

Section 3.1 By no later than January 31, 2019, Optionor and BCH will recapitalize the interest that Optionor holds in BCH so that following such recapitalization, Optionor will hold NPC-A Prime Unit Accounts in BCH that, in the aggregate, constitute seven percent (7%) of the sum of the total NPC-A Unit Accounts attributable to Beneficient Holdings, Inc. and to Hicks Holdings Operating, LLC, based upon the estimated allocation of such NPC-A Unit Accounts as of the preliminary third party valuation of Company Holdings ($57,218,703.43 as of the Trade Date), and subject to adjustment following the issuance of the Final Valuation (as defined in the Third Amendment) on or prior to December 27, 2018, and made on a pro rata basis with the NPC-A Unit Accounts held by Hicks Holdings Operating, LLC. The form and substance of the necessary amendment to the BCH limited partnership agreement shall be consistent with this Agreement and approved by Optionee, such approval not to be unreasonably withheld or delayed.

Section 3.2 The NPC-A Prime Unit Accounts will share equally in all rights and privileges possessed by NPC-A Unit Accounts under the limited partnership agreement for BCH on a pro rata basis, including Tax Distributions in accordance with Section 7 of the Confirmation, and, in addition, will possess a priority in the allocation of taxable income to eliminate any book-tax disparity that exists with respect to such NPC-A Unit Accounts under Section 704(c) of the Internal Revenue Code of 1986, as amended.

Section 3.3 The recapitalization will limit the right of NPC-A Unit Accounts to receive the Quarterly Preferred NPC-A/C Return to the excess of the amount of such return determined as if the NPC-A Prime Unit Accounts had not been issued over the amount of the Quarterly Preferred NPC-A/C Return provided to the NPC-A Prime Unit Accounts. For example, assume that if the NPC-A Prime Unit Accounts had not been issued the Quarterly Preferred NPC-A/C Return would have been $1,000x. Given that the NPC-A Prime Unit Accounts were issued, however, the Quarterly Preferred NPC-A/C Return is $1,070x. In this case, the Quarterly Preferred NPC-A/C Return allocable to the NPC-A Unit Accounts would be $930x ($1,000x - $70x = $930x) and the Quarterly Preferred NPC-A/C Return. Allocable to the NPC-A Prime Unit Accounts would be $70x ($1,000-$930=$70).

Section 3.4 The amortization of any step-up in the book value of the assets held by BCH as a result of the recapitalization will be specially allocated to the NPC-A Unit Accounts.

Section 4. Exercise

Section 4.1 The Option may be exercised by the Optionee by giving irrevocable notice of exercise, in the manner and during times specified in the applicable Addendum. Such notice shall take effect upon the Business Day on which the notice is received by Optionor.

Section 4.2 Unless otherwise agreed in writing, a notice of exercise (or of intention not to exercise) with respect to the Option may be given orally and shall be confirmed in writing (including by facsimile or electronic mail) by the Optionee, provided that failure to do so shall not render such oral notice invalid.

Section 4.3 An Option may be exercised in part in such minimum denominations as are specified in the relevant Confirmation.

Section 4.4 If the Optionee has not given notice of exercise (nor notice of intention not to exercise) in respect of the Option by the Expiration Date, the Option shall be deemed to have been exercised without any action necessary on the part of the Optionee, including the giving of notice as provided in Section 4.1. Optionor shall notify the Optionee of such automatic exercise as soon as practicable.

Section 4.5 Following exercise, the Option shall be settled in accordance with the terms of the applicable Addendum and Confirmation.

Section 5. Default

Section 5.1 Each of the following events shall constitute an event of default (an “Event of Default”), with respect to a party (the “Defaulting Party”):

(a) failure to make delivery of any Common Units or any other securities, assets or cash amounts under this Agreement within two Business Days of the date on which such delivery is required to be made;

(b) failure to comply with or perform any obligation under this Agreement not falling within paragraph (a) above within fifteen Business Days of a request from the other party so to comply or perform;

(c) repudiation of any of its obligations hereunder or under the Option;

(d) a party (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes bankrupt, insolvent or fails or is unable or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for It or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clause (i) to (vii) (inclusive); or

(e) any representation made or deemed repeated by it under Section 1 proves to have been incorrect or misleading in any material respect.

Section 5.2 Upon the occurrence of an Event of Default and with respect to all unexercised but unexpired Options (for which purposes a partially exercised Option is an unexercised Option but only as to the unexercised portion), the party that is not the Defaulting Party (the “Non-Defaulting Party”) may, by written notice to the Defaulting Party sent while the Event of Default is continuing and specifying the relevant Event of Default, elect to terminate and settle all Options (but not some only) in accordance with Section 6 on the date specified in and no earlier than the date of the notice (the “Early Termination Date”).

Section 6. Remedies upon Default

Section 6.1 If an Early Termination Date occurs, the Non-Defaulting Party shall calculate the Early Termination Amount payable by one party to the other and shall as soon as reasonably practicable give to the Defaulting Party a statement thereof.

Section 6.2 The Early Termination Amount shall equal the Settlement Amount (as defined in the Confirmation) determined as if the Option were exercised in full on the Early Termination Date. The Early Termination Amount shall be transferable on the Business Day as soon as practical after notice of the Early Termination Amount is given to the Defaulting Party.

Section 6.3 The parties agree that the amounts recoverable under this Section are a reasonable pre-estimate of loss and not a penalty. Such amounts are payable for the loss of bargain and the loss of protection against future risks.

Section 6.4 The Non-Defaulting Party’s rights under this Section shall be in addition to, and not in limitation or exclusion of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise) against the Defaulting Party under this Agreement.

Section 7. Reserved

Section 8. Illegality and Impossibility

Section 8.1 Subject to the provisions of the applicable Addendum and Sections 8.2 and 9.8, if a party is prevented or frustrated from performing its obligations for reasons beyond its control by reason of a force majeure or an act of state occurring with respect to an Option (an “Affected Option”), then such party (the “Affected Party”) shall promptly give notice thereof to the other party (the “Non-Affected Party”) and either party may, by notice to the other, and after 30 calendar days (or such lesser time period as shall be agreed to by the Non-Affected Party) and good faith efforts by the Affect Party to remove the cause, condition, event or circumstance of such force majeure or act of state, require the liquidation and close-out of each Affected Option and for this purpose the provisions of Section 6 shall apply with the following modifications:

(a) references therein to the Non-Defaulting Party shall be taken to be references to the Non-Affected Party;

(b) the provisions shall apply to Affected Options only;

(c) in calculating the Early Termination Amount, the Non-Affected Party shall not be entitled to take into account other expenses; and

(d) the Early Termination Date for an Option shall be the date of the notice given under Section 8.1 provided that if such date is not a Business Day, the Early Termination Date shall be the next following Business Day.

Section 8.2 If notice is given by the Affected Party under Section 8.1 as a result of the occurrence of an event which renders it illegal for the Affected Party to perform an obligation to deliver Securities or to pay an amount in respect of an Option, the parties shall in good faith endeavor to agree to an alternative method of performance of the obligation affected by such illegality, failing which the parties may require the liquidation and close-out of each Affected Option in accordance with Section 8.1.

Section 9. General Provisions

Section 9.1 This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof, and supersedes all other prior agreements and understandings between them with respect hereto. Any amendment to this Agreement shall be in writing and signed by the parties.

Section 9.2 Neither this Agreement nor any Option may be assigned or transferred, including by operation of law, by either party hereto without the consent of the other party, except for an assignment and delegation of all of Optionor’s rights and obligations hereunder to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of Optionor’s assets, including the NPC-A Prime Unit Accounts, and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, Optionor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.

Section 9.3 Optionor shall be entitled to rely upon any notice or instruction given to it orally or in writing under this Agreement which it reasonably believes is given to it by or on behalf of the Optionee.

Section 9.4 No failure or delay by either party in exercising any right or remedy under this Agreement will operate as a waiver thereof and no single or partial exercise of rights shall preclude a further or subsequent exercise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

Section 9.5 Subject to any contrary agreement in relation to notice of exercise, any notice or communication in respect of this Agreement will be sufficiently given by one party to the other party if in writing and delivered by hand, sent by certified or registered mail (airmail, if overseas) or the equivalent (with return receipt requested) or by overnight courier or given by electronic mail (“email”) at the email address specified below. Such a notice or communication will be effective:

(a) if delivered by hand or sent by overnight courier, on the day it is delivered (or if that day is not a Business Day or, if delivered after 4:00 p.m. (local time of the recipient) on a Business Day, on the first following day that is a Business Day);

(b) if sent by email, on the day it is sent by a device capable of recording time, date sent, number of recipient and apparent good transmission (or if that day is not a Business Day or if after 4:00 p.m. (local time of the recipient) on a Business Day, on the first following day that is a Business Day); or

(c) if sent by certified or registered mail (airmail, if overseas) or the equivalent (with return receipt requested), three Business Days after dispatch if the recipient’s address for notice is in the same country as the place of dispatch and otherwise seven Business Days after dispatch.

Any notice given hereunder shall be addressed to the relevant party in accordance with the details given below, either party may by written notice to the other party change the address or other details for notices or communications to it.

Section 9.6 This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

Section 9.7 Optionor shall not have any liability for good faith errors or omissions in its respective calculations and determinations.

Section 9.8 In the event of any conflict between the provisions of this Agreement and the Addendum relevant to an Option, the terms of the Addendum shall prevail. In the event of a conflict between (a) the provisions of this Agreement and/or any relevant Addendum and (b) any Confirmation, the Confirmation shall prevail.

Section 10. Governing Law, Etc.

Section 10.1 Jurisdiction

(a) Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it, shall be resolved consistent with the Master Exchange Agreement, as amended and restated on January 18, 2018 with effect as of January 12, 2018, and further amended by the First Amendment thereto, dated April 30, 2018, and the Second Amendment thereto, dated June 29, 2018, and the Third Amendment, dated August 10, 2018 (the “Third Amendment”), by and among Optionee, Optionor and the other parties thereto.

Section 10.2 This Agreement and Option transactions hereunder and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

[Signature Page Follows]

ADDENDUM FOR OPTIONS ON COMMON UNITS

This Addendum applies to Options on Common Units which are shares, stock or units and forms part of the Participating Option Agreement. The Confirmation in respect of any such Option shall specify the Common Unit or securities that are the subject of the Option.

Section 1. Definitions

“Business Day” shall be a day on which commercial banks are regularly scheduled to be open for general business in the United States.

“Common Unit” has the meaning given to it in the Participating Option Agreement.

“Exercise Price” means the amount specified in the Confirmation.

“Expiration Date” has the meaning given to it in the Confirmation.

“Settlement Amount” has the meaning given to it in the Confirmation.

“Settlement Date” means the date that is seven (7) Business Days after the Expiration Date.

“Special Cash Distribution” means any proceeds distributed to the holder of Common Units arising from (A) any financing, refinancing, re-leveraging or similar transaction by the Optionor or any subsidiary of the Optionor or (B) any sale, transfer or other disposition of a material amount the assets of the Optionor or any subsidiary of the Optionor. For the avoidance of doubt, a Special Cash Distribution shall in no event be a negative amount.

“Tax Distribution” means a Tax Distribution as defined in the Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (“BCH”), as the same may be amended from time to time.

Section 2. Exercise

Notice of exercise of any Option should be conveyed to the address and contact person specified in the applicable Confirmation and may occur only at the end of any calendar quarter.

Special Conditions and Adjustments

Section 2.1 At any time after the date on which an Option is entered into, and before the expiration or exercise as to all or any part thereof, if (A) (i) there is declared a Common Unit dividend, Common Unit distribution, Common Unit split or reverse split, rights offering, reorganization, recapitalization or other similar event (for example, an event of the type where adjustments would typically be made in respect of exchange traded options) in respect of some or all of the Common Units or (ii) the partnership agreement of BCH or the BEN LPA is amended, and (B) the adjustments in respect of such event is not provided for in the Confirmation, then the number of Common Units and/or any other term of such Option shall be adjusted by the Optionor, with effect from a date (or dates) selected by the Optionor, as it determines in good faith is necessary to preserve the economic equivalent of the obligations the parties would have had under that Option had the relevant event not occurred.

Section 2.2 Unless the Parties otherwise agree in writing, no adjustment shall be made for cash dividends or distributions except for Special Cash Distributions. In the event there has been a Special Cash Distribution, the number of Common Units and/or any other term of such Option shall be adjusted by the Optionor on the Expiration Date, and with effect from a date (or dates) selected by the Optionor, as it determines in good faith and in consultation with Optionee is necessary to preserve the economic equivalent of the rights and obligations the parties would have had under that Option had no Special Cash Distribution occurred.

Section 2.3 Upon written notice from Optionee or mutual agreement of Optionee and Optionor that any calculations or determinations of Optionor are in error or do not conform to the standards set out in this Addendum of the Confirmation, Optionee and Optionor shall cooperate in good faith to revise such calculations or determinations within ten Business Days. Any failure to agree upon revised calculations or determinations within such time period shall not prejudice either of Optionee’s or Optionor’s rights to enforce the provisions of the Participating Option in accordance with its terms

Section 3. Settlement

Section 3.1 An Option on Common Units shall, on the exercise or deemed exercise of the Option (or any part thereof, if applicable) in accordance with the terms of the Agreement, be settled in the manner prescribed in the relevant Confirmation.

Section 3.2 The Settlement Amount (as calculated as of the Expiration Date by the Optionor) will be transferred by Optionor to Optionee on the Settlement Date.

Exhibit A

Confirmation for Option Over Common Units

To:	GWG Holdings, Inc. (Optionee)

From:	The Beneficient Company Group, L.P. (Optionor)

Trade Date: December 27, 2018

This “Confirmation” evidences the terms of the binding agreement reached between Optionor and Optionee as of the Trade Date specified above. This Confirmation, the Participating Option Agreement and the Addendum dated as of the date hereof between Optionor and Optionee which is incorporated herein (together, the “Agreement”), together constitute the entire agreement of Optionor and Optionee as to the transaction contemplated hereunder and supersede all prior communications between the parties. Capitalized terms used herein and not defined herein shall have the meaning given to such terms in the Agreement.

1.	Grantor of Option: Optionor

2.	Holder of Option: Optionee

3.	Type of Option: Call

4.	Premium: NA

5.	Consideration: The consideration for the Options is the consummation of the transactions contemplated by the Master Exchange Agreement, as amended and restated on January 18, 2018 with effect as of January 12, 2018, and further amended by the First Amendment thereto, dated April 30, 2018, and the Second Amendment thereto, dated June 29, 2018, and the Third Amendment, dated August 10, 2018 (the “Third Amendment”), by and among Optionee, Optionor and the other parties thereto.

6.	Settlement Amount: The number of Common Units, interests or other property of any kind whatsoever that would be received by a holder of the NPC-A Prime Unit Accounts in BCH, a Delaware limited partnership and subsidiary of Optionor, if such holder were converting such NPC-A Prime Unit Accounts into Common Units as of the Settlement Date.

7.	NPC-A Prime Unit Accounts: NPC-A Prime Unit Accounts equivalent to seven percent (7%) of the sum of the total NPC-A Unit Accounts attributable to Beneficient Holdings, Inc. and to Hicks Holdings Operating, LLC, based upon the estimated allocation of such Unit Accounts as of the preliminary third party valuation of Company Holdings ($57,218,703.43 as of the Trade Date), and subject to adjustment following the issuance of the Final Valuation (as defined in the Third Amendment) or prior to December 27, 2018, and made on a pro rata basis with the NPC-A Unit Accounts held by Hicks Holdings Operating, LLC (the “notional amount”), and increased thereafter through the date preceding the date of exercise of the Option by the sum of (i) allocations of gains or losses that the holder of an NPC-A Unit Account with a capital account balance equal to the notional amount of this Option would have been allocated after the Trade Date, (ii) Tax Distributions that the holder of an NPC-A Unit Account with a capital account balance equal to the notional amount of this Option would have received after the Trade Date and (iii) the amount that would have been allocated to such NPC-A Unit Account by BCH, if a holder of such NPC-A Unit Account elected to directly or through consecutive transactions exchange such NPC-A Unit Accounts into Common Units, in both cases as determined pursuant to the terms of BCH’s Amended and Restated Limited Partnership Agreement, as the same may be amended from time to time, and assuming compliance with the provisions therein and any and all related agreements, for the exchange of NPC-A Unit Accounts into Common Units.

8.	Settlement: Physical only into Common Units, interests or other property of any kind whatsoever which are issuable upon exercise of NPC-A Prime Unit Accounts.

9.	Exercise Price: Zero.

10.	Expiration Date: The tenth anniversary of the date of the Trade Date or the date on which the Option is exercised, as applicable.

11.	Partial Exercise: An Option may be exercised for a notional amount of a minimum of $100,000 or any increment of $1,000 in excess thereof.

12.	Option Style: American

13.	Distributions: In the event that any cash distributions (other than Tax Distributions) are made by BCH to holders of NPC-A Unit Accounts during the term of this Confirmation, the Optionee shall be entitled to a cash distribution from the Optionor in an amount equal to the amount that a holder of an NPC-A Unit Account with a dollar value equal to the amount referenced in this Confirmation would have received, determined based on the amount distributed to actual holders of NPC-A Unit Accounts and consistent with Section 3.3 of the Participating Option.

14.	A Tax Event shall be a Valuation Event.

15.	A Change in Law Event shall be a Valuation Event.

16.	Definitions

“American” option style means an Option pursuant to which the rights granted are exercisable on demand by the Optionee.

“Automatic Exercise” means the Option shall be deemed to be automatically exercised as of the close of business on the Expiration Date or the Valuation Event.

“Change in Law Event” means the occurrence of any of the following which in the reasonable opinion of a party has or is likely to have a material adverse impact on that party: (a) any change in any applicable law, rule or regulation in the United States of America, or any political subdivision thereof, excluding a Change in Tax Law, (b) any change in or, in the interpretation or application of, generally accepted accounting principles in the United States, or (c) any change in, or notification or instruction given in relation to, the capital adequacy or other prudential requirements, standards or guidelines imposed, applied or administered by any regulatory authority with competent jurisdiction in the United States affecting the Optionor.

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the Trade Date.

“Tax Event” means (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the Trade Date (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, in each case due to which there is a material adverse change in the taxation of the Option to either party.

“Valuation Event” means (i) the completion of any consolidation, amalgamation or merger of the Optionor with or into another entity (other than the merger, consolidation or amalgamation in which the Optionor is the continuing company and which does not result in a reclassification or change of the Common Units), (ii) any disposition of all or substantially all of the outstanding equity interests in the Optionor, (iii) any reclassification or change of the Common Units (other than a change in par value, if any, as a result of a subdivision or combination), (iv) any transaction determined jointly by the Optionor and Optionee to be a transaction that results in a monetization of the interest of Optionor of the Common Units, (v) any Tax Event or (vi) any Change in Law Event.

17. Automatic Exercise shall apply.

18. Account Information: Payments to Optionee and Optionor, respectively, shall be made to the following accounts:

Optionee:

GWG Holdings, Inc.

220 South Sixth Street, Suite 1200

Minneapolis, Minnesota 55402

Attn: Jon R. Sabes

The Beneficient Company Group, L.P.

/s/ Brad K. Heppner
By:	Brad K. Heppner
Title:	Chief Executive Officer

GWG Holdings, Inc.

/s/ William B. Acheson
By:	William B. Acheson
Title:	CFO

EXHIBIT A

Schedule for GWG Dilution

NPC-A Balance of BHI and HHO at 5/31/18	$1,073,255,191.00
GWG Initial Percentage Share of BHI / HHO	7%
GWG Initial Allocation of NPC-A Prime	$75,127,863.37
Less: GWG share of 10% dilution (see below chart)	$17,909,159.94
Adjusted Allocation of NPC- Prime	$57,218,703.43

Final Total Units for Sellers and Co-Participants	$733,783,880
Final Total Units after 10% Premium	$807,162,268
Less: Units Initially Placed in Trusts	$734,208,389
Additional Units required for 10%	$72,953,879
Less: 10% dilution from MHT	$(2,266,857)
Total Dilution to be Shared with GWG	$70,687,022
GWG pro rata percentage	25.34%
GWG share of 10% dilution	$17,909,159.94

NPC-A Balance - Hicks Holdings	$221,400,000	74.66%
NPC-A Prime Balance - GWG	$75,127,863	25.34%
Total NPC-A Balance	$296,527,863